Exhibit 10.3

August 4, 2020

Longfellow Energy, LP

Attn:  Michael Haynes

16803 Dallas Parkway

Addison, TX  75001

Re:  Goksu Production License

        M45-A4-1, Southeast Turkey

Gentlemen:

This letter (this “Agreement”) shall evidence the agreement between TransAtlantic Petroleum, Ltd. (“TAT”) and Longfellow Energy, LP (“LFE”) concerning certain oil and gas operations related to the referenced License.

The Parties hereby agree as follows:

1.

TAT, through its wholly owned subsidiary, TransAtlantic Exploration Mediterranean International Pty Ltd (“TEMI”), is the 100% owner of the referenced Petroleum License for the exploration and production of oil and natural gas resources covering approximately 14,500 total acres in the region of Southeast Turkey (hereinafter the “License”).

2.

The License has previously been in production status due to previous oil production from the Goksu 1, Goksu 2, Goksu 3H and/or Goksu 4 wells.  However, these wells no longer produce oil; the Goksu 1 and 2 wells having been converted to SWD wells, and the Goksu 3H and 4 wells being temporarily abandoned.  Under the regulatory provisions governing the License, TAT, as the holder/owner of the License, must undertake operations to restore oil production or establish new production, from lands covered by the Licenses on or before December 1, 2020, in order to perpetuate the term of the License past that date. TAT has decided not to undertake such operations and agrees to farmout the License to LFE under the provisions set forth herein.

3.

LFE shall have the right, but not the obligation, pursuant to the terms set forth herein, to give written authorization to TAT, to conduct operations as contract operator to re-enter the Goksu 3H wellbore, sidetrack the wellbore and deepen the well to test the Bedinan formation, or other formations as encountered (hereinafter the “Goksu 3H ST” well).  At all times after such giving such authorization, LFE shall be responsible and liable for such operations as related to the conducting thereof, to the wellbore and to any related equipment/facilities, in all respects as if LFE was itself conducting such operations as the operator and the sole working interest owner therein.

16803 DALLAS PARKWAY   |   ADDISON, TX 75001   |   972.590.9900   |   FAX 972.590.9886

Longfellow Energy, LP

Goksu License Farmout

August 4, 2020

4.

In conducting its operations hereunder as contract operator, TAT agrees to act with due diligence and as a reasonable operator in all respects as if TAT was conducting such operations on its own behalf.

5.

In the event the operations for the Goksu 3H ST well results in a dry hole, TAT shall plug the well and restore the surface drillsite as required by the governing regulatory authorities, and 100% of the actual costs incurred by TAT to conduct such operations (including plugging and restoration) shall be reimbursed to TAT by LFE, within thirty (30) days after receipt of a joint interest billing detailing such costs.  Thereupon, the provisions of this Agreement shall terminate.

6.

In the event the operations for the Goksu 3H ST well results in a commercial producer of oil and/or gas, TAT shall install the appropriate equipment/facilities needed to produce the well and make such necessary arrangements to sell the oil and/or gas produced, utilizing such production contracts as it deems most favorable to maximize the commerciality of the well.  100% of the costs incurred by TAT to conduct such operations (including the installed equipment/facilities) shall by reimbursed to TAT by LFE within thirty (30) days after receipt of a joint interest billing detailing such costs.

7.

In the event the operations for the Goksu 3H ST well results in a commercial producer of oil and/or gas, and in exchange for TAT’s farmout of the Licenses hereunder, LFE shall grant TAT an overriding royalty interest as to all sales of oil and gas from such well and any other wells thereafter drilled or produced on the License, in the amount of five-percent (5%).  The overriding royalty interest shall bear its share of production/severance taxes, and any gathering, transportation, processing or marketing fees/costs, but none of the well costs (including none of the LOE costs).

8.

Completion of the operations for the Goksu 3H ST well hereunder sufficient to perpetuate the License, shall earn LFE an assignment of 100% of TAT’s rights in and to the License.  In addition, upon earning such assignment, LFE shall assume all responsibility and liability from TAT as to the License, including, but not limited to, all SWD and temporarily abandoned or unplugged wells and associated equipment/facilities, and all surface locations, roads, and flowlines/pipelines related thereto.  At any time after earning such assignment, upon written request from LFE, TAT will make appropriate application to the Turkish governmental authorities for a transfer of TAT’s ownership in the License (through its subsidiary, TEMI as set forth in Paragraph 1. above) to LFE.

9.

In the event LFE has earned the assignment provided for in paragraph 8. above, but prior to the transfer of ownership in the License, LFE shall have the right to make written authorization to TAT to act as contract operator to drill an additional well or wells on the License in order to further explore or develop the License.  The terms of this Agreement shall apply to any such additional well drilled hereunder in all respects as applicable as if such additional well was the Goksu 3H ST well. LFE shall have the right, at any time after a transfer has been approved pursuant to the provisions of paragraph 8., and upon 30 days written notice, to takeover as operator of the License from TAT.

16803 DALLAS PARKWAY   |   ADDISON, TX 75001   |   972.590.9900   |   FAX 972.590.9886

Longfellow Energy, LP

Goksu License Farmout

August 4, 2020

10.

For so long as TAT is serving as contract operator as to any well hereunder, on a monthly basis after the beginning of the sale of oil and/or gas from such well, TAT shall account for the sales revenues received from the sale of oil and/or gas from such well and make the following deductions from such revenues: first the royalties and taxes due under the applicable License agreement, second the overriding royalty interest share of such revenues and lastly the reasonable expenses incurred by TAT to produce the well, calculated in accordance with the terms contained in the form 2005 COPAS Accounting Procedure, utilizing US Petroleum Industry standard and customary rates and charges as would be used for oil/gas wells most similar to such well.  Any amount of sales revenues remaining after said deductions shall be distributed promptly to LFE.

11.

In conducting its contract operations hereunder, TAT may utilize materials/equipment out of its existing inventory with the prior written approval of LFE.  Any such materials/equipment so utilized will be priced at fair market value and included in the costs of the well incurred by TAT to be reimbursed by LFE hereunder.

12.

LFE shall have the right at any time hereafter to assign its interest hereunder to an affiliated entity.  Both parties, through their respective subsidiaries or assigns, agree to execute whatever additional documents or agreements as are necessary in order to facilitate the provisions of this Agreement.  It is understood and agreed that KMF Investment Partner, LP, West Investment Holdings, LLC and Randy and Betsy Rochman will be participating with LFE in the Goksu 3H ST well to be drilled hereunder.

13.

TAT SHALL RELEASE, DEFEND, INDEMNIFY, AND HOLD HARMLESS LFE AND ITS affiliates, parents, subsidiaries, co-lessees, partners, joint venturers, members, contractors (other than LFE) and entities for whom TAT is performing services and each of their respective directors, members, officers, agents, representatives, employees and invitees (“LFE GROUP”) FROM AND AGAINST ANY AND ALL LOSSES ARISING OUT OF BODILY INJURY OR DEATH OR PROPERTY DAMAGE OR LOSS (INCLUDING PATENT OR LICENSE INFRINGEMENT RESULTING FROM THE USE OF THE LFE GROUP’S PROPERTY) SUFFERED BY ANY OF THE LFE GROUP IN CONNECTION WITH THIS AGREEMENT, SAVE AND EXCEPT LOSSES CAUSED BY GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF TAT.

14.

LFE SHALL RELEASE, DEFEND, INDEMNIFY, AND HOLD HARMLESS TAT AND ITS affiliates, parents, subsidiaries, co-lessees, partners, joint venturers, members, contractors (other than TAT) and entities for whom LFE is performing services and each of their respective directors, members, officers, agents, representatives, employees and invitees (“TAT GROUP”) FROM AND AGAINST ANY AND ALL LOSSES ARISING OUT OF BODILY INJURY OR DEATH OR PROPERTY DAMAGE OR LOSS (INCLUDING PATENT OR LICENSE INFRINGEMENT RESULTING FROM THE USE OF THE TAT GROUP’S PROPERTY) SUFFERED BY ANY OF THE LFE GROUP IN CONNECTION WITH THIS AGREEMENT, SAVE AND EXCEPT LOSSES CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF LFE.

16803 DALLAS PARKWAY   |   ADDISON, TX 75001   |   972.590.9900   |   FAX 972.590.9886

Longfellow Energy, LP

Goksu License Farmout

August 4, 2020

15.	This Agreement shall be binding upon, and inure to the benefit of, the respective successors and assigns of the parties hereto.

Please sign in the space provided below to indicate your acceptance and approval of the foregoing and return an executed copy of this Agreement to the undersigned at your earliest convenience.

Sincerely Yours,

TransAtlantic Petroleum, Ltd.

/s/ Todd C. Dutton

Todd C. Dutton

President

Accepted and Approved this 4th day of August, 2020

Longfellow Energy, LP

By: /s/ N. Malone Mitchell 3rd

       N. Malone Mitchell 3rd

Title: Manager of Deut 8, LLC, its general partner

16803 DALLAS PARKWAY   |   ADDISON, TX 75001   |   972.590.9900   |   FAX 972.590.9886